Exhibit (a)(5)(xiii)

PRESS RELEASE

CONTACT:

Dan Sullivan 212-929-5940

Daniel H. Burch 212-929-5748

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

F&H ACQUISITION CORP. ANNOUNCES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD

Dallas, TX – February 21, 2006 — F&H Acquisition Corp. announced today that it has received early termination by the United States Federal Trade Commission of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to its cash tender offer to purchase all of the outstanding shares of Fox & Hound Restaurant Group (Nasdaq:FOXX) not already owned by it or its subsidiaries (including NPSP Acquisition Corp.) for $16.30 per share. The tender offer is scheduled to expire at 12:00 Midnight, New York City time, on Friday, February 24, 2006.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY FOX & HOUND'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT F&H ACQUISITION CORP. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 2006, AS AMENDED JANUARY 13, 2006, JANUARY 27, 2006, JANUARY 31, 2006, FEBRUARY 3, 2006, FEBRUARY 8, 2006 AND FEBRUARY 17, AND PLANS TO AMEND PROMPTLY. FOX & HOUND STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM F&H ACQUISITION CORP. BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT 1-800-322-2885 OR COLLECT AT 1-212-929-5500 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.